Exhibit 99.1
CONTACT:	Robert Gross Chairman and Chief Executive Officer (585) 647-6400

Catherine D’Amico Executive Vice President — Finance Chief Financial Officer (585) 647-6400

Investors: Caren Villarreal Media: Diane Zappas FD (212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD SECOND QUARTER FINANCIAL RESULTS
~ Second Quarter Comparable Store Sales Increase 7.4% ~
~Second Quarter EPS Increases 28.9% to $.49 ~
~ Raising Full Year EPS Guidance to $1.44 to $1.48 ~
ROCHESTER, N.Y. — October 26, 2009 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its second quarter ended September 26, 2009.
Second Quarter Results
Sales for the second quarter of fiscal 2010 increased 13.9% to a record $136.6 million compared to $119.9 million for the second quarter of fiscal 2009. Sales were driven largely by continued strong in-store execution and effective advertising and marketing campaigns. Comparable store sales grew 7.4%, on top of a 4.5% comparable store sales increase in the second quarter of the prior year, and exceeded the Company’s previously estimated range of 5% to 7%. By category, comparable store sales increased approximately 11% for tires, 7% for alignments, 7% for brakes, 7% for maintenance services and 4% for exhaust.
The total sales for the quarter included an increase in sales from new stores of $10.0 million. The 26 Autotire stores acquired in June 2009 contributed $8.4 million of the increase.

Gross margin increased to 43.1% in the second quarter of fiscal 2010 from 42.0% in the prior year quarter. The improvement in gross margin was driven by lower material costs, improved labor productivity and leveraging of fixed occupancy costs included in cost of sales. Partially offsetting this improvement was a sales mix shift to lower margin tire and oil change sales. Total operating expenses were $41.3 million, or 30.2% of sales, compared with 30.5% of sales for the same period of the prior year. Operating income for the quarter increased 27.3% to $17.5 million from $13.8 million in the prior year period.
Net income for the second quarter increased 30.4% to a record $10.0 million from $7.7 million for the prior year period. Diluted earnings per share for the quarter were $.49 and exceeded the Company’s previously expected range of $.47 to $.48. This compares to diluted earnings per share of $.38 in the second quarter of fiscal 2009.
The Company opened four locations and closed five locations during the quarter, ending the second quarter of fiscal 2010 with 739 stores.
First Six Month Results
For the six-month period, net sales increased 10.2% to a record $264.7 million from $240.3 million in the same period of the prior year. Net income for the first six months of fiscal 2010 increased 25.5% to a record $19.4 million, or $.95 per diluted share, compared with $15.5 million, or $.77 per share in the comparable period of fiscal 2009.
Robert G. Gross, Chairman and Chief Executive Officer stated, “We are delighted with our continued strong performance and positive traction that we experienced in the second quarter which was driven by effective in-store sales execution and our ability to capitalize on favorable macro factors. Additionally, our strong reputation as a trusted service provider and our effective advertising strategy helped us to achieve a very impressive record same store traffic increase of approximately 7% for the quarter. Further, we are pleased that we continue to gain market share, both organically as a result of our effective business strategy and positive impact of dealership closures, as well as through our recent value-priced acquisitions which are expected to add approximately $90 million (18%) to annual sales.”

Company Outlook
Based on current visibility and business and economic trends, the Company anticipates comparable store sales growth in the range of 6% to 8% for the third quarter of fiscal 2010. The Company also expects diluted earnings per share for the third quarter to be in the range of $.32 to $.35, compared with $.28 for the third quarter of fiscal 2009.
For fiscal 2010, the Company now anticipates comparable store sales growth in the range of 6% to 7% compared with its previously estimated range of 4% to 7%. The Company now expects total fiscal 2010 sales in the range of $553 million to $563 million compared with its previously estimated range of $515 million to $530 million. The Company raised its estimated range for fiscal 2010 diluted earnings per share to $1.44 to $1.48 from its previously estimated range of $1.35 to $1.45. The estimate is based on 20.6 million weighted average shares outstanding.
Mr. Gross concluded, “We are pleased with our continued strong momentum entering the third quarter as we are executing well and maximizing our opportunities for market share expansion. Notably, our September comparable store sales increased approximately 10% and our October comparable sales were up approximately 12.5%. The integration of our three recent value-priced acquisitions into the Monro family are progressing as planned and we believe that we are well-positioned to take advantage of additional acquisition opportunities as they arise. As we look to the second half of our fiscal year, we remain optimistic about our prospects given the favorable trends that we are currently experiencing in both our business and in the industry.”
Investor Conferences
Mr. Gross will participate in the Wells Fargo Securities 2009 Consumer Growth Conference at the New York Palace Hotel in New York City at 9:30 a.m. EST on October 28, 2009. He will also participate in the Gabelli & Company Automotive Aftermarket Symposium at 3:30 p.m. PDT on November 3, 2009 in Las Vegas, NV. The presentations will be webcast live during the conference and available for 30 days after the conference ends via the Investor Information section of the Company’s website www.monro.com

Earnings Conference Call and Webcast
The Company will host a conference call and audio webcast today, October 26, 2009 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 800-839-7875 and using the required pass code 1491478. A replay will be available approximately one hour after the recording through Monday, November 2, 2009 and can be accessed by dialing 888-203-1112. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through November 2, 2009.
About Monro Muffler Brake
Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 784 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2009	2008	% Change

Sales	$136,634	$119,912	13.9%
Cost of sales, including distribution and occupancy costs	77,781	69,511	11.9

Gross profit	58,853	50,401	16.8

Operating, selling, general and administrative expenses	41,148	36,786	11.9
Intangible amortization	198	133	49.1
Gain on disposal of assets	(20)	(286)	—

Total operating expenses	41,326	36,633	12.8

Operating income	17,527	13,768	27.3
Interest expense, net	1,442	1,592	(9.5)
Other income, net	(75)	(188)	—

Income before provision for income taxes	16,160	12,364	30.7
Provision for income taxes	6,158	4,692	31.2

Net income	$10,002	$7,672	30.4

Diluted earnings per share	$.49	$.38	28.9%

Weighted average number of diluted shares outstanding	20,546	20,230
Number of stores open (at end of quarter)	739	709

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2009	2008	% Change

Sales	$264,679	$240,281	10.2%
Cost of sales, including distribution and occupancy costs	149,417	138,991	7.5

Gross profit	115,262	101,290	13.8

Operating, selling, general and administrative expenses	80,306	73,638	9.1
Intangible amortization	331	256	29.5
Loss (gain) on disposal of assets	119	(319)

Total operating expenses	80,756	73,575	9.8

Operating income	34,506	27,715	24.5
Interest expense, net	3,338	3,112	7.3
Other income, net	(117)	(260)	(54.9)

Income before provision for income taxes	31,285	24,863	25.8
Provision for income taxes	11,872	9,397	26.3

Net income	$19,413	$15,466	25.5

Diluted earnings per share	$.95	$.77	23.4%

Weighted average number of diluted shares outstanding	20,487	20,159

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	September 26,	March 28,
	2009	2009

Current assets
Cash	$4,298	$3,336
Inventories	78,136	71,443
Other current assets	28,963	26,935

Total current assets	111,397	101,714
Property, plant and equipment, net	185,577	185,061
Other noncurrent assets	96,969	89,976

Total assets	$393,943	$376,751

Liabilities and Shareholders’ Equity
Current liabilities	$82,463	$71,325
Long-term debt	82,667	97,098
Other long term liabilities	13,443	14,037

Total liabilities	178,573	182,460
Total shareholders’ equity	215,370	194,291

Total liabilities and shareholders’ equity	$393,943	$376,751